MuniYield California Insured Fund, Inc.

File No. 811-6645

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

During the fiscal year the following Directors and/or Officers of the Registrant or Adviser to the Registrant were subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant, and failed to file Forms 3 or 4 on a timely basis:

A Form 3 should have been filed on behalf of Ms. Roberta Cooper Ramo, Director to the Registrant, by December 25, 1999; however a late filing was made on January 19, 2000.

A Form 4 should have been filed on behalf of Mr. Michael G. Clark, Senior Vice President to the Investment Advisor, by March 10, 2000; however a late filing was made on July 6, 2000.